Exhibit 99.1

FLIR Systems Announces Resignation of Chief Financial Officer

Shane Harrison named interim CFO effective August 1, 2017

WILSONVILLE, Ore., June 9, 2017— FLIR Systems, Inc. (NASDAQ: FLIR) today announced that Amit Singhi, Senior Vice President, Finance and Chief Financial Officer, has resigned effective July 31, 2017. Shane Harrison, Senior Vice President, Corporate Development and Strategy, who joined FLIR in 2010, will work closely with Amit in transition and serve as interim Chief Financial Officer from August 1, 2017.

“I would like to thank Amit for his dedication and positive contributions at FLIR,” said FLIR President and CEO, Andy Teich. “We respect Amit’s personal decision and wish him all the best in his future pursuits.”

“Although I look forward to residing closer to my family, I have greatly enjoyed my experience at FLIR and believe the company is well positioned for continued success,” said Mr. Singhi.

About FLIR Systems, Inc.

Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements

The statements of opinion in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including risks and uncertainties discussed from time to time in FLIR’s Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

Media Contact

Tim McDowd

503-498-3146

tim.mcdowd@flir.com

Investor Relations

Shane Harrison

503-498-3547

shane.harrison@flir.com

-###-